As filed with the Securities and Exchange Commission on June 14, 2001.

Registration No. 333-___________

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

TRANSPORT CORPORATION OF AMERICA, INC.
(Exact Name of Registrant as Specified in Its Charter)

Minnesota	41-1386925
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification No.)

1715 Yankee Doodle Road, Eagan, MN 55121
(Address of Principal Executive Offices, Including Zip Code)

TRANSPORT CORPORATION OF AMERICA, INC.
2001 EMPLOYEE STOCK PURCHASE PLAN
(Full Title of the Plan)

Robert J. Meyers	Copy to:
Chief Executive Officer	John R. Houston
Transport Corporation of America, Inc.	Robins, Kaplan, Miller & Ciresi L.L.P.
1715 Yankee Doodle Road	2800 LaSalle Plaza
Eagan, MN 55121	800 LaSalle Avenue
Minneapolis, Minnesota 55402
(Name and Address of Agent for Service)	(612) 349-8500

(651) 686-2500
(Telephone Number, Including Area Code, of Agent for Service)

CALCULATION OF REGISTRATION FEE

TITLE OF EACH CLASS OF SECURITIES TO BE REGISTERED	AMOUNT TO BE REGISTERED	PROPOSED MAXIMUM OFFERING PRICE PER SHARE(2)	PROPOSED MAXIMUM AGGREGATE OFFERING PRICE(1)	AMOUNT OF REGISTRATION FEE

Common Stock,
$0.01 par value	100,000 shares	$6.49	$649,000	$162.25

(1)	Estimated solely for the purpose of determining the registration fee pursuant to Rule 457(c) based upon the average of the high and low prices of the Registrant’s Common Stock on June 8, 2001 as reported on the Nasdaq National Market.

PART I

         As permitted by and pursuant to the Note to Part I of Form S-8, the information required by Items 1 and 2 of Part I is not filed as part of this Registration Statement.

PART II

Item 3.	Incorporation of Documents by Reference.

         The following documents filed by the Registrant with the Securities and Exchange Commission are incorporated in this Registration Statement by reference:

(a)     The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2000.

(b)     (1)       The Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2001.

         (2)       The Definitive Proxy Statement dated April 13, 2001 for the Registrant’s 2001 Annual Meeting of the Shareholders.

(c)     The description of the Registrant’s Common Stock as set forth under Item 1 “Description of Registrant’s Securities to be Registered” in the Registrant’s Registration Statement on Form 8-A dated September 29, 1995, and in Amendment No.1 to Registration Statement on Form 8-A filed on March 5, 1997, Amendment No. 2 to Form 8-A Registration Statement, filed June 29, 1998, and Amendment No. 3 to Form 8-A Registration Statement, filed January 21, 2000.

         All documents hereafter filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all the securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated herein by reference and to be a part hereof from the date of filing such documents.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

         Article IX of the Registrant’s Bylaws provides that the Registrant shall indemnify its officers, directors, employees and others serving at the request of the Registrant in accordance with, and to the extent provided by Minnesota law.

         Section 302A.521 of the Minnesota Business Corporation Act provides that a corporation shall indemnify any person made or threatened to be made a party to a proceeding by reason of acts or omissions performed in their official capacity as an officer, director, employee or agent of the corporation against judgments, penalties, fines, including without limitation, excise taxes assessed against such person with respect to an employee benefit plan, settlements, and reasonable expenses, including attorneys’ fees and disbursements, incurred by such person in connection with the proceeding if, with respect to the acts or omissions of such person complained of in the proceeding, such person:

         (i) has not been indemnified by another organization or employee benefit plan for the same expenses with respect to the same acts or omissions;

         (ii) acted in good faith;

         (iii) received no improper personal benefit and Minnesota Statutes, Section 302A.255 (regarding conflicts of interest), if applicable, has been satisfied;

         (iv) in the case of a criminal proceeding, has no reasonable cause to believe the conduct was unlawful; and

         (v) in the case of acts or omissions by persons in their official capacity for the corporation, reasonably believed that the conduct was in the best interests of the corporation, or in the case of acts or omissions by persons in their capacity for other organizations, reasonably believed that the conduct was not opposed to the best interests of the corporation.

         In addition, Section 302A.521, subd. 3, of the Minnesota Statutes requires payment or reimbursement by the corporation, upon written request, of reasonable expenses (including attorneys’ fees) incurred by a person in advance of the final disposition of a proceeding in certain instances if a decision as to required indemnification is made by a disinterested majority of the Board of Directors present at a meeting at which a disinterested quorum is present, or by a designated committee of the Board, by special legal counsel, by the shareholders or by a court.

         In addition, the Registrant’s Articles of Incorporation provide that a director of the Registrant shall not be personally liable to the Registrant or its shareholders for monetary damages for breach of fiduciary duty as a director except for liability (1) for any breach of the director’s duty of loyalty to the Registrant or its shareholders; (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (3) for paying a dividend or approving a stock repurchase in violation of Minnesota Statutes, Section 302A.559; (4) for violating the securities registration or anti-fraud provisions of Minnesota Statutes, Section 80A.23; (5) for any transaction from which the director derived an improper personal benefit; or (6) for acts or omissions occurring prior to the date when the relevant provision of the Articles of Incorporation became effective.

         The Articles of Incorporation further provide that if the Minnesota Business Corporation Act is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Registrant would be eliminated or limited to the fullest extent permitted by Minnesota law.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

The following are filed as exhibits to this Registration Statement:

4.1      Transport Corporation of America, Inc. 2001 Employee Stock Purchase Plan (incorporated by reference to Exhibit 10.12 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2000).

5         Opinion of Robins, Kaplan, Miller & Ciresi L.L.P. as to the shares of Common Stock being registered.

23.1    Consent of KPMG LLP.

23.2    Consent of Robins, Kaplan, Miller & Ciresi L.L.P. (contained in their opinion filed as Exhibit 5).

24       Power of Attorney (included on signature page hereto).

Item 9.	Undertakings.

The undersigned Registrant hereby undertakes:

a.	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

i.	to include any prospectus required by Section 10(a)(3) of the 1933 Act;

ii.	to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

iii.	to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

Provided, however, that paragraphs (i) and (ii), above, do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the 1934 Act that are incorporated by reference in this Registration Statement;

b.	That, for the purpose of determining any liability under the 1933 Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

c.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

d.	That, for purposes of determining any liability under the 1933 Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the 1934 Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

e.	Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized, in the City of Eagan, State of Minnesota on June 13, 2001.

TRANSPORT CORPORATION OF AMERICA, INC.

By /s/ Robert J. Meyers
Robert J. Meyers, President and Chief Executive Officer

POWER OF ATTORNEY

         The undersigned officers and directors of Transport Corporation of America, Inc. hereby constitute and appoint Robert J. Meyers and Keith R. Klein, or either of them, with power to act one without the other, our true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for us and in our stead, in any and all capacities to sign any and all amendments (including post-effective amendments) to this Registration Statement and all documents relating thereto, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing necessary or advisable to be done in and about the premises, as fully to all intents purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons on June 13, 2001.

SIGNATURE

/s/ Robert J. Meyers	President and Chairman, Chief Executive
Robert J. Meyers	Officer (Principal Executive Officer) and
Director

/s/ Keith R. Klein	Chief Financial Officer (Principal Financial
Keith R. Klein	and Accounting Officer)

/s/ William D. Slattery	Chairman and Director
William D. Slattery

/s/ Anton J. Christianson	Director
Anton J. Christianson

/s/ Michael J. Paxton	Director
Michael J. Paxton

/s/ Kenneth J. Roering	Director
Kenneth J. Roering